UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

TORREYPINES THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TORREYPINES THERAPEUTICS, INC.
11085 North Torrey Pines Road
Suite 300
La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TorreyPines Therapeutics, Inc., a Delaware corporation. The annual meeting will be held on Wednesday, May 23, 2007 at 9:00 a.m. local time at the offices of Cooley Godward Kronish, LLP 4401 Eastgate Mall, San Diego, California 92121-1909 for the following purposes:

1.     To elect seven directors to serve for the ensuing year and until their successors are elected.

2.     To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

3.     To conduct any other business properly brought before the meeting and any postponement or adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 3, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment of postponement thereof.

By Order of the Board of Directors

Craig Johnson

Chief Financial Officer and Secretary

La Jolla, California
April 23, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TORREYPINES THERAPEUTICS, INC.
11085 North Torrey Pines Road
Suite 300
La Jolla, California 92037

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of  TorreyPines Therapeutics, Inc. (sometimes referred to as the “Company” or “TorreyPines”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 23, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 3, 2007, the record date of the annual meeting, will be entitled to vote at the annual meeting. At the close of business on this record date, there were 15,700,839 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 3, 2007, your shares were registered directly in your name with our transfer agent, Nevada Agency and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 3, 2007, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of seven directors to hold office for the ensuing year and until their successors are elected; and

•       Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending, December 31, 2007.

Any other matter that is properly presented at the meeting will also be voted upon at that time.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee(s) you specify. For the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, available only for stockholders in the USA, Canada and Puerto Rico stockholders only, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 22, 2007 to be counted.

•       To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 22, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of April 3, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending, December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a timely written notice that you are revoking your proxy to our corporate Secretary at 11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2007, to our Corporate Secretary at 11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, your proposal generally must submitted in writing to the same address no later than February 23, 2008, but no earlier than January 24, 2008. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•       For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•       To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. At the close of business on the record date, there were 15,700,839 shares outstanding and entitled to vote. Thus, the holders of 7,850,420 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation permits the Board of Directors to fix the number of members comprising the Board of Directors. Currently, our Board of Directors consists of ten members. Three of our current directors, William T. Comer, Ph.D., Louis G. Cornacchia and Marvin Hausman, M.D., have informed our Board of Directors that they will retire upon the expiration of their current terms. Our Board of Directors and management extend their gratitude to Drs. Comer and Hausman and Mr. Cornacchia for their many years of contributions to our Company. In recognition of Dr. Comer’s years of service to the Company, the Board of Directors will recognize Dr. Comer as Chairman Emeritus following his retirement from the Board of Directors. It is the intention of our Board of Directors to reduce the total number of directors from ten to seven following this year’s annual meeting of the stockholders. Therefore, there are seven nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of TorreyPines Therapeutics, Inc. Dr. Ferris and Mr. Ratoff were previously elected by the stockholders. Drs. Davis, Deleage, Fisherman and Kurtz and Mr. Van Beneden were appointed to the Board of Directors following our business combination with TPTX, Inc. completed on October 3, 2006, referred to as the Merger. We do not currently have a policy regarding director attendance at the annual meeting of stockholders. Four of our directors then in office attended the 2006 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected.

Nominees

Below is the name, age and biographical information of each nominee for director as of April 23, 2007.

Name	Age	Position
Peter Davis, Ph.D.	62	Director
Jean Deleage, Ph.D.	66	Chairman of the Board and Director
Steven H. Ferris, Ph.D.	63	Director
Jason Fisherman, M.D.	50	Director
Neil M. Kurtz, M.D.	56	President, Chief Executive Officer and Director
Steven B. Ratoff	64	Director
Patrick Van Beneden	44	Director

Peter Davis, Ph.D., has served as a director of our Company since October 2006 and previously served as a director of TPTX, Inc., our subsidiary, from August 2005 to February 2007. Since 2002, Dr. Davis has worked as an independent consultant to a number of companies. Dr. Davis served as president of DNA Plant Technologies Corp., an agriculture biotechnology company, from 2001 to 2002. Dr. Davis was a member of the Executive Committee of Pulsar International, S.A., a management consultant company and an affiliate of A.G. Biotech Capital, from 1993 to 2001. From 1975 to 1993, Dr. Davis was a faculty and staff member of the Wharton School of the University of Pennsylvania. His primary appointments included Director of the Applied Research Center and Director of Executive Education. He is a member of the board of directors of several private companies as well chairman of the board of directors of Kosan Biosciences Incorporated. Dr. Davis received a B.A. in physics from Cambridge University, a Masters Degree in operations research from the London School of Economics and a Ph.D. in operations research from the Wharton School of the University of Pennsylvania.

Jean Deleage, Ph.D. has served as a director and the chairman of our Board of Directors since October 2006 and previously served as a director of TPTX, Inc., our subsidiary, from May 2000 to February 2007. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies, since founding the firm in February 1996. From1979 to 1996, Dr. Deleage was a founder and a managing partner of Burr, Egan, Deleage & Co., a venture capital firm of which he was a founder. In 1971, Dr. Deleage was the founder of Sofinnova, a venture capital organization in France, and in 1976 formed Sofinnova, Inc., Sofinnova’s U.S. subsidiary. Dr. Deleage currently serves as a director of IDM Pharma, Inc., Innate Pharma SA, Kosan Biosciences Incorporated, LifeCycle Pharma A/S, Rigel Pharmaceuticals, Inc. and several privately held companies. Dr. Deleage received a Baccalaureate in France, a M.A. in electrical engineering from Ecole Superieure d’Electricite, and a Ph.D. in economics from the Sorbonne.

Steven H. Ferris, Ph.D. has served as a director of our Company since January 2003. Dr. Ferris is a neuropsychologist, psychopharmacologist, and gerontologist who has been studying brain aging and Alzheimer’s disease for over 30 years. Dr. Ferris is the Friedman Professor and Director of the Alzheimer’s Disease Center in the Department of Psychiatry at New York University (NYU) School of Medicine, and Executive Director of the NYU Silberstein Institute for Aging and Dementia Research Center. Dr. Ferris has been at the NYU School of Medicine since 1973, where he has conducted a major research program focusing on cognitive assessment, early diagnosis and treatment of brain aging and Alzheimer’s disease. He has served as the Associate Editor in Chief of Alzheimer Disease and Associated Disorders, is a member of the Medical and Scientific Affairs Council of the national Alzheimer’s Association, has served on several National Institutes of Health peer review panels, and has been a member of the U.S. Food and Drug Administration Advisory Committee which reviews new drugs for Alzheimer’s disease. He has conducted more than 50 clinical trials in aging and dementia and has been a consultant to numerous pharmaceutical companies who are developing new treatments for Alzheimer’s disease.

Jason Fisherman, M.D. has served as a director of our Company since October 2006 and previously served as a director of TPTX, Inc. , our subsidiary, from May 2000 to February 2007. He is a managing director of Advent International, a global private equity firm where he specializes in biotechnology and emerging pharmaceutical investments, which he joined in 1994. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc., a biopharmaceutical company, and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Achillion Pharmaceuticals Inc., and a number of private healthcare companies. Dr. Fisherman received his B.A. in molecular biophysics and biochemistry from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania.

Neil M. Kurtz, M.D. has served as our President and Chief Executive Officer and a director of our Company since October 2006. He has served as President and Chief Executive Officer as well as a director of TPTX, Inc., our subsidiary, since 2002. Prior to joining TPTX, Inc., Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of President and Chief Executive Officer until its acquisition by United Health Group, or UHG, in September 1999. After the acquisition, Dr. Kurtz became President of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TPTX, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb, and Merck. He currently serves on the boards of two private companies, NeurogesX, a specialty pharmaceutical company, and Medidata Solutions, a global provider of data management services. In addition, Dr. Kurtz has consulted for more than a dozen pharmaceutical companies and was a member of the faculty in the Department of Psychiatry at the University of Connecticut from 1984 to 1988 and the University of California, Los Angeles from July 1980 to 1981. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Steven B. Ratoff  has served as a director of our Company since May 2005. From September 2005 to October 2006, Mr. Ratoff was Chairman of our Board of Directors. Mr. Ratoff is currently a private investor and has been a Venture Partner with Proquest Investments, a biopharmaceutical venture firm, since 2004. He most recently served as Chairman and Interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 through its sale to Cephalon, Inc. in August 2004. He was the President and Chief Executive Officer of MacroMed, Inc., a privately owned drug delivery company, from February 2001 to December 2001, and also as director of that company from 1998 to 2001. Mr. Ratoff’s experience includes serving as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a public diversified manufacturer of consumer products, as well as 15 years in a variety of senior financial positions with Bristol-Myers Squibb. Mr. Ratoff is currently Chairman of the Board of Novadel Pharma Inc., a publicly traded specialty pharmaceutical company.

Patrick Van Beneden has served as a director of our Company since October 2006 and previously served as a director of TPTX, Inc., our subsidiary, from 2003 to February 2007. Since 2001, Mr. Van Beneden has been Executive Vice President Life Sciences of GIMV N.V., a Belgian investment company, and he has held various positions with GIMV since 1985. Mr. Van Beneden has served as a member of the board of directors for Avalon Pharmaceuticals since October 2001. Mr. Van Beneden holds a Masters Degree in applied economics from VLEKHO-Brussels.

Directors Retiring in 2007

William T. Comer, Ph.D., age 71, has served as a director of our Company since October 2006 and previously served as a director of TPTX, Inc., our subsidiary, from April 2000 to February 2007. From 1991 to 1999, Dr. Comer served as President, Chief Executive Officer and a Director of SIBIA Neurosciences, Inc., a company focusing on drug discovery and the development of neurodegenerative disease therapeutics, which was acquired by Merck & Co. From 1961 to 1981, he was a scientist at Mead Johnson & Co., including Vice President of Research. From 1982 to 1990, Dr. Comer served in various capacities at Bristol-Myers including President of Research and Licensing. From 1990 to 1991, he was Senior Vice President, Strategic Management for Bristol-Myers Squibb. Dr. Comer served as a director for Epimmune (formerly Cytel Corporation) from 1994 to 2005 and as the Chairman of the Board for Prescient Neuropharma from 2000 to 2002. He has served as a director for Tetragenex (formerly Innapharma) since 2001 and began serving as a director for TRACON Pharmaceuticals, a private company, in 2007. Dr. Comer has served on the board of the University of California San Diego Foundation since 1993 and the board of the La Jolla Institute of Molecular Medicine since 2000. Dr. Comer received a B.A. in chemistry from Carleton College, and a Ph.D. in organic chemistry and pharmacology from the University of Iowa.

Louis G. Cornacchia, age 74, has served as a director of our Company since February 2003. Mr. Cornacchia has extensive experience in managing several engineering consultancy companies. Mr. Cornacchia received a bachelor’s degree in electrical engineering from Manhattan College in 1955. Between 1955 and 1963, Mr. Cornacchia was employed as an RF engineer at Hazeltine Electronics Corp., at the Loral Systems Design Team where he worked on design of countermeasures/reconnaissance systems, and subsequently was employed as Chief Engineer at Victory Electronics developing light imaging scopes for the U.S. Army. In 1963, Mr. Cornacchia joined Norden Systems where he worked as a Test Equipment Manager for the F111D avionics program. In 1969, Mr. Cornacchia formed Collins Consultants International, Ltd., an engineering consultancy providing services to Norden Systems and multiple defense engineering companies. In 1974, Mr. Cornacchia formed Charger Tech Services, another engineering services company. In 1987, Mr. Cornacchia formed Scinetics, an engineering consultancy that provides microwave wireless engineering services. Scinetics provides engineering services for mobile cellular and PCS wireless companies, assisting them in obtaining approvals for seamless wireless networks. Mr. Cornacchia is presently the President of Scinetics. Mr. Cornacchia has also served as Chairman of the board of directors of Reliance Bank, White Plains, New York from 1992 to 1995 and as a member of the Advisory Board of Patriot National Bank, Stamford, Connecticut from 1995 to 2000.

Marvin S. Hausman, M.D., age 65 has served as a director of our Company since its founding in 1996. He served as our President from 1997 until 2003 and as our Chief Executive Officer from 1997 until 2005. Dr. Hausman served as Chairman of our board of directors from 2003 until September 2005. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years of experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and completed residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Myers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the board of directors of Medco Research, Inc. from its inception in 1978 through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001. Dr. Hausman served on the board of directors of OXIS International, Inc. (“OXIS”) from March 2002 to November 2003. Dr. Hausman currently serves as President, Chief Executive Officer and Chairman of the board of directors of OXIS, in which we hold a 31% interest.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Davis, Dr. Deleage, Dr. Ferris, Dr. Fisherman, Mr. Ratoff and Mr. Van Beneden. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Dr. Kurtz, our President and Chief Executive Officer is not an independent director by virtue of his employment with us.

Meetings of the Board of Directors

During the year ended December 31, 2006, the Board of Directors held a total of 16 meetings. Prior to the Merger, the Board, which was comprised of Gosse B. Bruinsma, M.D., former President and Chief Executive Officer of the Company, Mr. Cornacchia, Dr. Ferris, Dr. Hausman, Mr. Ratoff and Ralph Snyderman, M.D., held 14 meetings. After the closing of the Merger in October 2006, the Board, which was comprised of Dr. Comer, Mr. Cornacchia, Dr. Davis, Dr. Deleage, Dr. Ferris, Dr. Fisherman, Dr. Hausman, Dr. Kurtz, Mr. Ratoff and Mr. Van Beneden, held two meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served, which were held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2006, our independent  directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Below is a description of each committee of the Board of Directors and information regarding committee meetings held in 2006. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us. The charters for the Audit, Compensation and Corporate Governance and Nominating Committees can be found on our corporate website at www.torreypinestherapeutics.com.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee met a total of seven times during the fiscal year ended December 31,  2006. Prior to the Merger, the Audit Committee, which was comprised of Messrs. Cornacchia and Ratoff and Dr. Ferris, met five times during 2006. After the Merger, the Audit Committee, which is comprised of Drs. Davis and Ferris and Mr. Ratoff, met two times. Dr. Davis currently chairs the Audit Committee. Our Board has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our Board of Directors has determined that Dr. Davis and Mr. Ratoff each qualifies as an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of each of Dr. Davis’ and Mr. Ratoff’s respective levels of knowledge and experience based on a number of factors, including his respective formal education and prior experience.

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•       establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•       review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;

•       review and recommendation to the Board of the type and amount of compensation to be paid or awarded to Board members; and

•       administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Commencing this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee met a total of five times during the year ended December 31, 2006. Prior to the Merger, the Compensation Committee, which was comprised of Messrs. Cornacchia and Ratoff and Dr. Snyderman, held two meetings during 2006. After the Merger, the Compensation

Committee, which is comprised of Drs. Davis and Fisherman and Mr. Van Beneden, held three meetings. Dr. Davis currently chairs the Compensation Committee. Our Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services.

Executive and Director Compensation Process.

The following is an overview of our processes and procedures for the consideration and determination of executive compensation. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

At the beginning of each year the Compensation Committee meets with our management team to specify a limited number of key corporate and individual goals for the upcoming year. These goals are then weighted to reflect their importance in determining overall corporate performance. At the end of the year the Compensation Committee reviews corporate and individual performance and establishes the achievement level of each goal.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves, or has served during the last fiscal year, as a member of the compensation committee or a member of the Board of Directors of any other company that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, or the Securities Act,  or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Dr. Peter Davis
Dr. Jason Fisherman
Mr. Patrick Van Beneden

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Corporate Governance and

Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, knowledge of the industry, having the ability to exercise sound business judgment and having the commitment to represent the long-term interests of our stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers such factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

At this time, the Corporate Governance and Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Corporate Governance and Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

During 2006 the Corporate Governance and Nominating Committee worked to reduce the size of the Board of Directors from ten members to seven members, as reflected in the nominees for election. Prior to the Merger, the Corporate Governance and Nominating Committee, which included Mr. Ratoff and Drs. Ferris and Snyderman, held two meetings during the year ended December 31, 2006. After the Merger, the Corporate Governance and Nominating Committee, which includes Drs. Comer and Deleage and Mr. Ratoff, did not hold any meetings. Dr. Deleage currently chairs the Corporate Governance and Nominating Committee. As discussed above, Dr. Comer will retire upon the expiration of his current term. All members of the Nominating Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Corporate Governance and Nominating Committee is authorized to retain advisors and consultants and to compensate them for their services.

Stockholder Communications With the Board of Directors

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.

Amended and Restated Code of Business Conduct and Ethics

We have adopted the TorreyPines Therapeutics, Inc. Amended and Restated Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Amended and Restated Code of Business Conduct and Ethics is available on our website at www.torreypinestherapeutics.com. If we make any substantive amendments to the Amended and Restated Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since December 2006 and previously audited the financial statements of TPTX, Inc. prior to the Merger. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Change of Independent Registered Public Accounting Firm

On December 11, 2006, the Audit Committee of the Board of Directors approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2006 in place of Eisner LLP. The decision to change independent registered public accounting firm was authorized by our Board of Directors.

In connection with our audits for the fiscal years ended December 31, 2004 and 2005, and in the subsequent period before Eisner’s dismissal on December 11, 2006, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused Eisner to report the disagreement if it had not been resolved to the satisfaction of Eisner. Eisner’s reports on the financial statements for the past two years did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Eisner’s letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph was filed as an exhibit to our Current Report on Form 8-K dated December 13, 2006.

During the fiscal year ended December 31, 2005, and during the subsequent interim period preceding the engagement of Ernst & Young LLP, we did not consult with Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events described in Item 304(a)(2)(ii) of Regulation S-K.

Principal Accountant Fees and Services

Prior to the Merger, the Audit Committee appointed Eisner LLP to perform audit and other services for the Company and its subsidiary for the fiscal year 2005. After the Merger, the Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors effective on December 11, 2006 to perform audit and other services for the Company and its subsidiaries for the fiscal year 2006. In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by Eisner LLP and for fiscal year ended December 31, 2006 by Ernst & Young LLP. There were no fees billed to the Company by Ernst & Young LLP for the fiscal year ended December 31, 2005.

	2006(1)		2006(2)		2005
Audit Fees	$174,406		$41,550		$122,000
Audit-related Fees	$10,000	(3)	59,495	(4)	$93,500	(5)
Tax Fees	—		26,700	(6)	$10,000	(7)
All Other Fees	—		—		—
Total Fees	$184,406		$127,745		$225,500

(1)          These fees were billed to us for the fiscal year ended December 31, 2006 by Ernst & Young LLP.

(2)          These fees were billed to us for the fiscal year ended December 31, 2006 by Eisner LLP.

(3)          These fees were primarily for review and preparation of a Current Report on Form 8-K.

(4)          These fees included fees for review and preparation of SEC filings, including a registration statement on Form S-4 and related amendments and Current Reports on Form 8-K.

(5)          These fees were primarily for Sarbanes-Oxley compliance.

(6)          These tax fees included tax consultation related to the Merger and a tax return preparation fee.

(7)          These tax fees included a tax return preparation fee, fees related to New York City desk audit and amended return and fees related to assistance with the filing of a withdrawal from Connecticut.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed with our management the audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

Dr. Peter Davis
Dr. Steven Ferris
Mr. Steven Ratoff

(1)          “The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.”

Executive Officers

Below is the name, age and biographical information of each of our executive officers as of April 23, 2007.

Name	Age	Position
Neil M. Kurtz, M.D.	56	President, Chief Executive Officer and Director
Evelyn A. Graham	58	Chief Operating Officer
Craig A. Johnson	45	Chief Financial Officer and Vice President, Finance
Michael F. Murphy, M.D., Ph.D.	60	Senior Vice President and Chief Medical Officer
Steven L. Wagner, Ph.D.	49	Chief Scientific Officer

Neil M. Kurtz, M.D. has served as our President and Chief Executive Officer and a director of our Company since October 2006. He has served as President and Chief Executive Officer as well as a director of TPTX, Inc., our subsidiary, since 2002. Prior to joining TPTX, Inc., Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of President and Chief Executive Officer until its acquisition by United Health Group, or UHG, in September 1999. After the acquisition, Dr. Kurtz became President of Ingenix Pharmaceutical Services, a health information technology company and a division of UHG, and also served as a member of the UHG Executive Board until joining TPTX, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb, and Merck. He currently serves on the boards of two private companies, NeurogesX, a specialty pharmaceutical company, and Medidata Solutions, a global provider of data management services. In addition, Dr. Kurtz has consulted for more than a dozen pharmaceutical companies and was a member of the faculty in the Department of Psychiatry at the University of Connecticut from 1984 to 1988 and the University of California, Los Angeles from July 1980 to 1981. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Evelyn A. Graham has served as our Chief Operating Officer since October 2006. Ms. Graham joined TPTX, Inc., our subsidiary, in 2004 as Vice President, Development; she became TPTX Inc.’s Vice President, Corporate Development in 2005 and Chief Operating Officer in 2006. Ms. Graham was Executive Director, Development Operations at Purdue Pharma, a pharmaceutical company, from 2000 to 2003. From 1998 to 2000, Ms. Graham was Senior Vice President of Business Development of Ingenix Pharmaceutical Services, a health information technology company and a division of UHG, and served as Vice President of Clinical Operations at Worldwide Clinical Trials, a contract research organization, prior to its acquisition by UHG. Previously, Ms. Graham held positions in operations management, healthcare utilization, and organizational planning at Bayer Corporation and Wyeth Pharmaceuticals (formerly Ayerst Laboratories). Ms. Graham holds a B.A. in biology from the University of Delaware and an M.B.A. from the University of Connecticut.

Craig A. Johnson has been our Chief Financial Officer and Vice President, Finance since October 2006. Mr. Johnson has served as Chief Financial Officer and Vice President, Finance of TPTX, Inc., our subsidiary since January 2004 and as a director of TPTX, Inc. since February 2007. From 1994 to 2004, Mr. Johnson was employed by MitoKor, Inc., a biotechnology company, and last held the position of Chief Financial Officer and Senior Vice President of Operations. Prior to joining MitoKor, he was a senior financial executive for several early-stage technology companies. From 1984 to 1988, Mr. Johnson worked for the accounting firm Price Waterhouse LLP. He has been actively involved in the Association of Bioscience Financial Officers since 1998. Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant.

Michael F. Murphy, M.D., Ph.D. has been our Senior Vice President of Discovery and Development and Chief Medical Officer since October 2006. Dr. Murphy joined TPTX, Inc., our subsidiary, in

February 2004 as Senior Vice President and Chief Medical Officer. Before joining TPTX, Dr. Murphy was Chief Medical and Scientific Officer for Ingenix Pharmaceutical Services, a health information technology company and a division of UHG, and he also served as liaison with other UHG business units in matters of clinical trial design, regulatory activities and other programs of research. Prior to its acquisition by UHG, Dr. Murphy was Vice President of Scientific Affairs at Worldwide Clinical Trials, a contract research organization, from 1996 to 1999. He also served as Senior Vice President, Worldwide Clinical Research at Cephalon, Inc., and Vice President, Scientific and Professional Affairs, Neuroscience-Strategic Business Unit, at Hoechst-Roussel Pharmaceuticals. Dr. Murphy received his M.D. from Tulane University Medical School. He completed his fellowship training at Stanford University and the Mt. Sinai School of Medicine and he is a fellow of the American Board of Psychiatry and Neurology. He also holds a Ph.D. in pharmacology from Tulane University. He is a visiting faculty member within the Center for Experimental Pharmacology and Therapeutics, Harvard-MIT Division of Health Sciences and Technology, and lecturer for Research Fellows within the Clinical Investigator Training Program.

Steven L. Wagner, Ph.D. has served as our Chief Scientific Officer since October 2006. Dr. Wagner co-founded TPTX, Inc., our subsidiary, in 2000 and was its Chief Scientific Officer. From 1991 to 1999, Dr. Wagner was the Director of Protein Biochemistry at SIBIA Neurosciences, Inc., a biotechnology company. Dr. Wagner served as the program head of SIBIA’s Alzheimer’s disease drug discovery collaboration with Bristol-Myers Squibb, or BMS. Dr. Wagner was a member of SIBIA’s strategic planning and drug discovery steering committees and a member of the joint steering committee between SIBIA and BMS. Dr. Wagner is an inventor on numerous patents and patent applications and has published over 50 chapters and research papers in scientific journals. Prior to leading SIBIA’s Alzheimer’s disease drug discovery efforts, Dr. Wagner was a Research Associate Professor in the Department of Microbiology and Molecular Genetics at the University of California at Irvine where he co-authored the initial purification and identification of the human amyloid precursor protein. He received his B.S. in chemistry from Bellarmine College and received his M.S. and Ph.D. in biochemistry from the Health Sciences Center at the University of Louisville School of Medicine.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2007 by: (i) all those known by us to be beneficial owners of more than five percent of our common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; (iv) each of our executive officers prior to the Merger ; and (v) all of our current executive officers and directors as a group. The share-related information presented in this proxy statement has been adjusted to reflect the 8-for-1 reverse stock split effected in connection with the Merger.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Entities affiliated with Alta Partners(2)	2,642,583	16.4%
Entities affiliated with GIMV NV(3)	2,628,603	16.3%
Entities affiliated with Advent International(4)	1,560,559	9.8%
William T. Comer, Ph.D.(6)(7)	201,285	1.3%
Louis G. Cornacchia(6)	44,389	*
Peter Davis, Ph.D.	4,872	*
Jean Deleage, Ph.D.(5)	2,642,583	16.4%
Steven H. Ferris, Ph.D.(5)	25,687	*
Jason S. Fisherman, M.D.(5)	1,560,559	9.8%
Marvin S. Hausman, M.D.(6)	374,677	2.4%
Steven B. Ratoff(5)	117,870	*
Patrick Van Beneden(5)	2,628,603	16.3%
Neil M. Kurtz, M.D.(5)	197,975	1.3%
Evelyn A. Graham(5)	44,660	*
Craig A. Johnson(5)	44,660	*
Michael F. Murphy, M.D., Ph.D.(5)	54,302	*
Steven L. Wagner, Ph.D.(5)	69,020	*
Gosse B. Bruinsma, M.D.(8)(9)	130,933	*
S. Colin Neill(8)(10)	45,796	*
Paul M. Feuerman(8)(11)	25,798	*
All executive officers and directors as a group (14 persons)(12)	8,011,142	46.5%

*                    Less than one percent.

(1)          This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,700,039 shares outstanding on March 15, 2007 adjusted as required by rules promulgated by the SEC.

(2)          Includes 1,258,044 shares held of record and a warrant to purchase 229,823 shares held by Alta California Partners II, L.P., 358,414 shares held of record and a warrant to purchase 67,557 shares held by Alta California Partners II, L.P.—New Pool, 15,893 shares held of record and a warrant to purchase 2,903 shares held by Alta Embarcadero Partners II, LLC, 547,128 shares held of record and a warrant to purchase 103,127 shares held by Alta BioPharma Partners III, L.P., 36,744 shares held of record and a warrant to purchase 6,926 shares held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and 13,483 shares held of record and a warrant to purchase 2,541 shares held by Alta

Embarcadero BioPharma Partners III, LLC. Alta Partners LP, as the parent of each of Alta BioPharma Partners III GmbH & Co. Beteiligungs, Alta BioPharma Partners III, L.P., Alta California Partners II, L.P., Alta California Partners II, L.P.—New Pool, Alta Embarcadero BioPharma Partners III, LLC and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, Ph.D. is a managing director of Alta Partners. Dr. Deleage, a member of our board of directors and a former member of the board of directors of TPTX, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Alta Partners LP is One Embarcadero Center, Suite 3700, San Francisco, CA 94111.

(3)          Includes 1,544,403 shares held of record and a warrant to purchase 286,897 shares held by GIMV NV, 477,704 shares held of record and a warrant to purchase 90,041 shares held by Biotech Fonds Vlaanderen, NV and 193,776 shares held of record and a warrant to purchase 35,782 shares held by Adviesbeheer GIMV Life Sciences NV. GIMV NV, as the parent of each of Biotech Fonds Vlaanderen, NV and Adviesbeheer GIMV Life Sciences NV, may be deemed to beneficially own such shares. Patrick Van Beneden is the Executive Vice President Life Sciences of GIMV, N.V. Mr. Van Beneden, a member of our board of directors and a former member of the board of directors of TPTX, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of GIMV, NV is Karel Oomsstraat 37, B-2018, Antwerp, Belgium.

(4)          Includes 1,197,723 shares held of record and a warrant to purchase 217,930 shares held by Advent Health Care and Life Sciences II Limited Partnership; 93,350 shares held of record and a warrant to purchase 16,984 shares held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG; 26,567 shares held of record and a warrant to purchase 4,835 shares held by Advent HLS II Limited Partnership; and 2,677 shares held of record and a warrant to purchase 493 shares held by Advent Partners Limited Partnership. Jason S. Fisherman, M.D. is a managing director at Advent International. Dr. Fisherman, a member of our board of directors and a former member of the board of directors of TPTX, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others’ shares. The address of Advent Venture Partners LLP is 75 State Street, Boston, MA 02109.

(5)          Includes shares described in notes (1), (2), (3), (4) and (7), as applicable, including shares issuable upon exercise of the warrants described in the notes above, which the applicable holder has the right to acquire within 60 days after the date of this table. Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options, as follows:  Louis G. Cornacchia, 27,062 shares; Steven H. Ferris, 25,687 shares; Marvin S. Hausman, 117,687 shares; Steven B. Ratoff, 36,662 shares; Neil M. Kurtz, 197,975 shares; Evelyn A. Graham, 12,180 shares; Craig A. Johnson, 12,180 shares; Michael F. Murphy, 12,180 shares; Steven L. Wagner, 1,354 shares; and all executive officers and directors as of March 15, 2007 as a group, 442,967 shares.

(6)          Drs. Comer and Hausman and Mr. Cornacchia are currently members of our Board of Directors but their terms of office will expire at our 2007 annual meeting of stockholders.

(7)          Includes 174,256 shares held of record and a warrant to purchase 27,029 shares.

(8)          Dr. Bruinsma and Messrs. Neill and Feuerman were executive officers of the Company until the closing of the Merger. As such, the information, as of December 31, 2006 regarding the beneficial ownership of shares of our common stock by executive officers and directors of the Company as a group does not include Dr. Bruinsma and Messrs. Neill and Feuerman.

(9)          Includes 62 shares held of record and fully vested options to purchase 130,871 shares.

(10)   Includes fully vested options to purchase 45,796 shares.

(11)   Includes fully vested options to purchase 25,798 shares.

(12)   Total includes executive officers and directors as of March 15, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

The Compensation Committee of our Board of Directors is responsible for establishing, implementing and monitoring the policies governing compensation for our executives. The objective of the Compensation Committee is to provide a competitive compensation package that will attract, motivate and retain talented and dedicated executives who will enable us to achieve our key strategic goals. The Compensation Committee believes it is important to align incentives for executives with value creation for stockholders. In order to accomplish this purpose, the Compensation Committee believes it is appropriate for a significant amount of the total compensation of each executive to be based on performance, which compensation may or may not be earned. The Compensation Committee intends to make compensation decisions that:

•       support our overall business objectives;

•       reward outstanding performance in discovery, preclinical development and clinical development;

•       recognize disciplined management of financial resources;

•       motivate employees in a high performance environment; and

•       demand the highest standards of corporate governance and personal integrity.

The Compensation Committee believes that:

•       the overall compensation package for each of our executives should be based on performance, should motivate our executives to achieve our key strategic goals, and should be aligned with the compensation package of our other executive officers and employees;

•       for the purpose of recruitment and retention, executive base salaries should be competitive with salaries paid to executives at peer group companies in the life sciences industry that are comparable to us in size and stage of development, and should be targeted near the median salary range for executives with similar responsibilities at public companies in our peer group;

•       actual bonus amounts should be conditioned upon the achievement of corporate and individual goals that reflect key strategic objectives that are expected to create overall stockholder value if achieved, target bonus amounts for executives should be competitive with bonus amounts paid to executives at companies in our peer group, and target bonus amounts should represent a portion of the overall compensation package that provides sufficient incentives to strive for achievement of goals; and

•       long-term equity incentive awards offer an important element of our overall compensation package that reward our executives for meeting our long-term goals while preserving available cash and align executive interests with those of stockholders.

In addition the Compensation Committee believes that it is necessary to provide severance payments to certain executives in order to remain competitive with our peer group. However, the Compensation Committee believes that any severance payments paid in the event of a change of control of the Company should be triggered only in the event that the executive no longer remains an executive of the combined company following the change of control. In addition, any severance paid to executives, either in connection with a change of control or otherwise, should be in the lower range of severance paid to executives by companies in our peer group.

The Compensation Committee believes that providing executives with a mix of stock options and restricted stock units is the appropriate means of retaining executives, focusing our executives on delivering long-term value to stockholders and providing long-term value to our executives. Stock options vest over time and only have value to the extent our stock price on the date the option is exercised exceeds the exercise price of the option. The restricted stock units will vest on the achievement of certain objectively defined results and have value to the executives at that time without the requirement of further payment by the executive. The Compensation Committee believes that the combination of stock option grants and restricted stock unit grants will achieve the proper balance between upside potential and volatility while providing good long-term incentives to our executives.

Material tax and accounting implications of executive compensation policies

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure discretionary cash bonus compensation so that it is taxable to our employees at the time it becomes available to them. Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by our stockholders, the compensation is not included in the computation of this limit. Although the Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and our stockholders, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this tax provision to dictate the Compensation Committee’s development and execution of effective compensation plans.

Evaluation of Executive Compensation Package Following Merger

Prior to the Merger our current executives were executives of TPTX, Inc., a private company that is now our subsidiary, and their compensation was determined by the Board of Directors of TPTX, Inc. Following the Merger our executives assumed increased responsibilities as key executives of a public company. Given the successful completion of the Merger and these increased responsibilities, the Compensation Committee determined that it was in our best interest as well as that of our stockholders to conduct a comprehensive review and evaluation of the total compensation package for each of our executives.

During the months of October and November 2006, the Compensation Committee met twice and had numerous informal discussions regarding the appropriate compensation packages for our executives. In conducting the evaluation, the Compensation Committee reviewed recently completed benchmark analyses of executive salaries and bonuses. These analyses were based in part on the San Diego Biotech Employee Development Coalition, or the BEDC, compensation and benefits survey and the Radford biotechnology survey.  In particular, the Compensation Committee reviewed a group of companies in the life sciences industry that is generally comparable to us by virtue of their similar size, geographic location, market capitalization or stage of development, or some combination of the foregoing, and that could compete with us for executive talent. The companies included in this peer group are:

•       ACADIA Pharmaceuticals, Inc.

•       Alexza Pharmaceuticals, Inc.

•       Anadys Pharmaceuticals, Inc.

•       Cytokinetics, Inc.

•       Favrille, Inc.

•       Metabasis Therapeutics, Inc.

•       Renovis, Inc.

•       Threshold Pharmaceuticals, Inc.

•       Vanda Pharmaceuticals, Inc.

In addition, the Compensation Committee was advised by Compensia, Inc. on the development of the equity component of the overall compensation package. Using its own judgment, in connection with these analyses, the Compensation Committee then made a series of recommendations to our Board of Directors, which became the basis for employment agreements with certain executive officers, as well as salary and bonus adjustments and new equity incentive grants for all executives.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary.   Base salaries for our executives are established based on the particular scope of each executive’s responsibilities as well as their qualifications, experience and performance, taking into account competitive market compensation paid by other companies in our peer group for individuals with similar responsibilities. Base salaries are reviewed annually, and additionally may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Following the establishment of base salaries for executives following the Merger, the Compensation Committee intends to conduct an annual review of base salaries, and the overall compensation package, each year toward the end of the year.

Discretionary Annual Cash Bonus.   Discretionary annual cash bonuses are a means of rewarding individuals based on achievement of annual corporate and individual goals. The Compensation Committee has the authority to award discretionary annual cash bonuses to our executives. Each of our executives has an annual cash bonus target ranging from 20% to 40% of base salary depending on such executive’s responsibilities. At the beginning of each year the Compensation Committee meets with our management team to specify a limited number of key corporate and individual goals for the year. These goals are then weighted to reflect their importance in determining overall corporate performance. At the end of the year the Compensation Committee reviews corporate and individual performance and establishes the achievement level of each goal as follows: below threshold (<70%), threshold (70%), expected (100%) and stretch (150%) achievement. The sum of the weighting multiplied by the achievement level for each corporate and individual goal determines the bonus payout amount for each executive.

2006 Bonus Amounts.   In 2006, the Compensation Committee determined that two critical goals, the completion of the Merger and the advancement of our clinical development programs, were achieved at a stretch achievement level. Using this weighted achievement methodology, the Compensation Committee determined that each executive employed by us on December 31, 2006 should receive 105% of his or her target bonus. Evelyn Graham, our Chief Operating Officer, whose goals were more heavily weighted to the clinical program received 145% of her target bonus based on her individual performance. The following amounts were paid to our executives in January 2007 based on performance in 2006:

Name and Principal Position	Bonus Amount
Neil M. Kurtz, M.D.	$135,364
President and Chief Executive Officer
Evelyn A. Graham	$88,400
Chief Operating Officer
Craig A. Johnson	$61,951
Vice President, Finance and Chief Financial Officer
Michael F. Murphy, M.D., Ph.D.	$77,805
Senior Vice President and Chief Medical Officer
Steven L. Wagner, Ph.D.	$59,850
Chief Scientific Officer

Long-Term Equity Incentive Awards.   Long-term equity incentive awards are a means of encouraging executive ownership of our stock, promoting executive retention, and providing a focus on long-term corporate goals as well as increased stockholder value. The Compensation Committee approves equity incentive award grants at year end, in connection with new hires, and following an increase in responsibilities by an executive.

In December 2006, the Compensation Committee developed a three year equity award plan that would result in fair and equitable level of ownership in the company by the senior executives should we be successful in achieving our long-term goals. The Compensation Committee’s plan involves the use of both stock option grants, which vest over time, and restricted stock units that vest based on corporate and individual performance.  In order to provide a significant incentive to our executives at a reasonable cost, the Compensation Committee determined that a substantial portion of the equity awards to be issued in the three year plan would be granted in 2006, with vesting periods that extend over four years.

Stock Options.   Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period with 25% vesting twelve months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or Internal Revenue Code.

Restricted Stock and Restricted Stock Units.   Our stock plans authorize us to grant restricted stock and restricted stock units. Restricted stock units vest on the attainment of a specified milestone or time period. Once the restricted stock unit has vested, the executive has the ability to obtain shares of our common stock.

In determining the number of stock options and restricted stock units to be granted to executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, qualifications and experience, ability to affect stockholder value, historic and recent performance, existing vested and unvested awards, and the value of stock options in relation to the other elements of the individual executive’s total compensation package. In order to control overall stockholder dilution, the Compensation Committee also evaluates the aggregate outstanding stock options to all our employees in relation to those granted to our executives when determining the number of options and restricted stock units that should be granted.

2006 Equity Awards.   In 2006, our executives were awarded stock options and restricted stock units in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” These awards are based on the executives’ performance during 2006 and as part of the three year equity plan developed by the Compensation Committee. The restricted stock units will vest if we are able to attain and sustain a certain level for our common stock price over a certain period of time.

Broad-Based Benefit Plans.   Broad-based benefit plans are an integral component of competitive executive compensation packages. Our benefits include a 401(k) savings plan, health benefits such as medical, dental, and vision plans, and disability and life insurance benefits.  We have no structured perquisite benefits, and we do not provide any deferred compensation programs or supplemental pensions to any executives. In its discretion, the Compensation Committee may revise, amend or add to the executive’s benefits if it deems it advisable.

Change in Control and Severance Benefits.   Change in control arrangements are designed to retain executives and provide continuity of management in the event of a change in control. Following the Merger, we entered into employment agreements with our Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer. These agreements are described in more detail elsewhere in the prospectus, including the section titled “Executive Employment Agreements”. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a termination following a change in control or a termination without cause by us, each as set forth in the applicable agreement.

Executive Compensation Prior to the Merger

Prior to the Merger, we entered into employment agreements with our Chief Executive Officer, Chief Financial Officer and General Counsel that included provisions relating to salary and bonus targets as well as providing for severance compensation under certain conditions. All compensation decisions for such executives were made by the Compensation Committee in place prior to the Merger. Each of the executives prior to the Merger was terminated in connection with the Merger.

Base Salaries.   The base salaries of our executive officers prior to the Merger were based on the particular scope of each executive’s responsibilities, their qualifications and experience and their impact on stockholder value. In 2006 the Compensation Committee approved an increase of 2.5% of the 2005 base salary for the then-acting Chief Financial Officer and no increase in pay for each of the then-acting Chief Executive Officer and General Counsel.

Cash Bonus.   In August 2006, prior to the closing of the Merger, the Compensation Committee in place at that time approved cash bonuses to be paid effective upon closing of the Merger for the then Chief Executive Officer equal to 40% of his base pay, less the value of any option grants he received in 2006, and for each of the Chief Financial Officer and General Counsel, 30% of their respective base pay, less the value of any option grants each received in 2006.  The actual amounts paid to each of these individuals were as follows:

Name and Principal Position	Cash Bonus Amount
Gosse B. Bruinsma, former Chief Executive Officer	$58,747
S. Colin Neill, former Chief Financial Officer	$26,386
Paul M. Feuerman, former General Counsel	$26,386

Stock Option Grants.   Stock option grants made by the Compensation Committee in August 2006 to our executive officers employed prior to the Merger were based on performance of such employees negotiating, executing and finalizing the Merger. The following grants were made:

Name and Principal Position	Shares
Gosse B. Bruinsma, former Chief Executive Officer	11,437
S. Colin Neill, former Chief Financial Officer	5,287
Paul M. Feuerman, former General Counsel	5,287

Change in Control and Severance Payments.   Prior to the Merger, we entered into employment agreements with our then-acting Chief Executive Officer, Chief Financial Officer and General Counsel that included provisions providing for severance compensation to be paid if the executives were terminated under certain conditions, such as in connection with a change in control or a termination without cause by us, each as is set forth in the applicable agreement. The payments to these executives in connection with the Merger, which was a change in control transaction, are set forth in the section titled “Summary Compensation Table” in this proxy statement.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2006, as well as our former Chief Executive Officer, former Chief Financial Officer and former General Counsel, each of whom departed from the Company upon closing of the Merger (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Neil M. Kurtz, M.D.	2006	$354,272		—		4,184	$18,639		$135,364	(3)	$ —		$512,459
President and Chief Executive Officer
Evelyn A. Graham	2006	228,757		—		1,609	15,107		88,400	(3)	—		333,873
Chief Operating Officer
Craig A. Johnson	2006	223,221		—		1,609	15,120		61,951	(3)	—		301,901
Vice President, Finance and Chief Financial Officer
Michael F. Murphy, M.D., Ph.D.	2006	296,400		—		966	14,435		77,805	(3)	—		389,606
Senior Vice President and Chief Medical Officer
Steven Wagner, Ph.D.	2006	228,000		—		644	2,039		59,850	(3)	—		290,533
Chief Scientific Officer
Gosse B. Bruinsma, M.D.(4)	2006	311,850	(9)	58,747	(9)	—	268,867	(8)	—		1,340,719	(5)(9)	1,980,183
Former President and Chief Executive Officer
S. Colin Neill(4)	2006	192,380		26,386		—	227,310	(8)	—		678,478	(6)	1,124,554
Former Chief Financial Officer, Secretary and Treasurer
Paul M. Feuerman(4)	2006	227,500		26,386		—	43,523	(8)	—		702,139	(7)	999,548
Former General Counsel

(1)             The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as interpreted by SEC Staff Accounting Bulletin No. 107, “FAS 123R,” of restricted stock units granted pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 29, 2007 (the “2006 10-K”).

(2)             The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock option grants pursuant to both the 2000 Stock Option Plan (the “2000 Plan”) and the 2006 Plan and thus may include amounts from stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Financial Statements included in the 2006 10-K.

(3)             Amounts listed in this column were awarded for corporate and individual performance in 2006 but were paid in February 2007.

(4)             Dr. Bruinsma and Messrs. Neil and Feuerman left the company on October 3, 2006 upon completion of the Merger.

(5)             Amount consists of a $1,317,376 change-in-control payment to Dr. Bruinsma in connection with the Merger and Dr. Bruinsma’s expense reimbursement under his employment agreement of $23,343 as reimbursement for the use of a home office and personal equipment, health, disability and life insurance and other expenses.

(6)             Amount consists of a $607,200 change-in-control payment to Mr. Neill in connection with the Merger and consulting fees of $44,000, a health reimbursement of $12,278, a 401K employer matching contribution of $6,667 and an out-of-pocket allowance of $8,333.

(7)             Amount consists of a $690,000 change-in-control payment to Mr. Feuerman in connection with the Merger and a health reimbursement of $6,139 and a 401K employer matching contribution of $6,000.

(8)             Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of stock option grants pursuant to the 2000 Stock Option Plan and thus may include amounts from stock options granted in and prior to 2006.

(9)             Dr. Bruinsma’s 2006 cash compensation was paid in Euros and was converted to U.S. dollars using an average of exchange rates in effect during 2006.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)	Maximum (#)(3)	Options (#)(2)	Awards ($/Sh)	Awards ($)
Neil M. Kurtz, M.D.	12/14/06	—	—	—	—	65,000	—	—	—	204,049	(4)
	12/14/06	—	—	—	—	—	—	65,000	6.37	273,429	(5)
	n/a	90,243	128,918	193,377	—	—	—	—	—	—
Evelyn A. Graham	12/14/06	—	—	—	—	25,000	—	—	—	78,480	(4)
	12/14/06	—	—	—	—	—	—	25,000	6.37	105,165	(5)
	n/a	42,267	60,381	90,572	—	—	—	—	—	—
Craig A. Johnson	12/14/06				—	25,000	—	—	—	78,480	(4)
	12/14/06				—	—	—	25,000	6.37	105,165	(5)
	n/a	41,301	59,001	88,502	—	—	—	—	—	—
Michael F. Murphy,	12/14/06	—	—	—	—	15,000	—	—	—	47,088	(4)
M.D., Ph.D.	12/14/06	—	—	—	—	—	—	15,000	6.37	63,099	(5)
	n/a	51,870	74,100	111,150	—	—	—	—	—	—
Steven L. Wagner,	12/14/06	—	—	—	—	10,000	—	—	—	47,088	(4)
Ph.D.	12/14/06	—	—	—	—	—	—	10,000	6.37	42,066	(5)
	n/a	39,900	57,000	85,500	—	—	—	—	—	—
Gosse B. Bruinsma,	8/23/06	—	—	—	—	—	—	15,249	6.88	92,281	(6)
M.D.
S. Colin Neill	8/23/06	—	—	—	—	—	—	7,049	6.88	42,661	(6)
Paul M. Feuerman	8/23/06	—	—	—	—	—	—	7,049	6.88	42,661	(6)

(1)              The amounts shown in these columns represent the threshold, target and maximum payout levels for discretionary annual cash bonuses for 2006 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The potential payouts for Named Executive Officers are performance driven and therefore are completely at risk.

(2)              These columns reflect the number of restricted stock units and stock options granted under our 2006 Plan during 2006. The terms of these awards are summarized in the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(3)              The equity incentive awards granted in 2006 did not set threshold or maximum amounts or equivalent items.

(4)              Amount represents the grant date fair value for restricted stock units granted under our 2006 Plan during 2006 and is computed in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Financial Statements included in the 2006 10-K.

(5)              Amount represents the grant date fair value for stock options granted under our 2006 Plan during 2006 and is computed in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Financial Statements included in the 2006 10-K.

(6)              Amount represents the grant date fair value for stock options granted under our 2000 Plan during 2006 and is computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of the fiscal year ended December 31, 2006, including the value of outstanding stock awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

						Stock Awards
	Option Awards						Equity Incentive Plan
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Neil M. Kurtz,	173,209	—		$0.93	4/09/2012	—	$—
M.D.	20,638	28,894	(3)	1.24	6/12/2015	—	—
	—	65,000	(4)	6.37	12/13/2016	65,000	479,700
Evelyn A. Graham	1,522	6,598	(5)	1.24	2/04/2014	—	—
	4,060	28,420	(3)	1.24	6/12/2015	—	—
	—	25,000	(4)	6.37	12/13/2016	25,000	184,500
Craig A. Johnson	1,522	6,598	(6)	1.24	2/04/2014	—	—
	4,060	28,420	(3)	1.24	6/12/2015	—	—
	—	25,000	(4)	6.37	12/13/2016	25,000	184,500
Michael F. Murphy,	4,736	15,395	(7)	1.24	2/04/2014	—	—
M.D., Ph.D.	1,353	9,474	(3)	1.24	6/12/2015	—	—
	—	15,000	(4)	6.37	12/13/2016	15,000	110,700
Steven L. Wagner,	677	4,737	(3)	1.24	6/12/2015	—	—
Ph.D.	—	10,000	(4)	6.37	12/13/2016	10,000	73,800
Gosse B. Bruinsma,	18,750	—		76.00	10/10/2010	—	—
M.D.(8)	6,250	—		36.16	5/10/2011	—	—
	24,999	—		25.28	12/10/2011	—	—
	3,125	—		23.12	6/10/2012	—	—
	12,500	—		8.56	3/16/2013	—	—
	12,500	—		28.88	11/17/2013	—	—
	12,499	—		56.24	12/7/2014	—	—
	24,999	—		8.40	10/17/2015	—	—
	15,249	—		6.88	8/22/2016	—	—
S. Colin Neill(9)	24,999	—		30.08	9/14/2013	—	—
	1,250	—		28.88	11/17/2013	—	—
	6,249	—		56.24	12/7/2014	—	—
	6,249	—		8.40	10/17/2015	—	—
	7,049	—		6.88	8/22/2016	—	—
Paul M.	18,749	—		10.16	9/11/2015	—	—
Feuerman(10)	7,049	—		6.88	8/22/2016	—	—

       (1) This column reflects restricted stock units awarded during 2006. These restricted stock units will vest on March 31, 2009, provided the Company’s average closing stock price for the six-month period ending March 31, 2009 is at or above a specified amount. The restricted stock units are subject to forfeiture if the individual officers do not meet the service requirements and have an expiration date of December 13, 2016.

       (2) The amounts reflected as Market or Payout Value are based on the closing price of our common stock ($7.38) on December 29, 2006, the last business day of 2006, as reported by Nasdaq.

       (3) These options vest in equal monthly installments on the 25th of each month and will be fully vested on April 25, 2009.

       (4) Twenty-five percent (25%) of the shares underlying the options vest on December 14, 2007 and thereafter the options will vest in equal monthly installments on the 14th of each month. These options vest will be fully vested on December 14, 2010.

       (5) These options vest in equal monthly installments on the 5th of each month and will be fully vested on January 5, 2008.

       (6) These options vest in equal monthly installments on the 1st of each month and will be fully vested on January 1, 2008.

       (7) These options vest in equal monthly installments on the 19th of each month and will be fully vested on January 19, 2008.

       (8) Under the terms of Dr. Bruinsma’s change-in-control agreement, a total of 39,560 options became fully vested upon completion of the Merger.

       (9) Under the terms of Mr. Neill’s change-in-control agreement, a total of 13,409 options became fully vested upon completion of the Merger.

(10) Under the terms of Mr. Feuerman’s change-in-control agreement, a total of 14,661 options became fully vested upon completion of the Merger.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (a)(c)(1)
Equity compensation plans approved by security holders	4,026,710	$18.39	1,867,795
Equity compensation plans not approved by security holders	—	—	—
Total	4,026,710	$18.39	1,867,795

(1)          The number of securities available for future issuance under the TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan automatically increases on the first day of each calendar year from 2007 to 2016. The number of shares added each year will be equal to the lesser of: (i) 2% of the shares of Common Stock outstanding on such date, (ii) 625,000 shares, or (iii) a lesser number of shares of Common Stock that may be determined by the Board of Directors prior to the first day of any fiscal year. On January 1, 2007 there were 313,539 shares added to our 2006 Equity Incentive Plan pursuant to the automatic increase.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2006. No stock awards vested during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Evelyn A. Graham	32,480	7,795
Craig A. Johnson	32,480	7,795
Michael F. Murphy, M.D., Ph.D.	42,122	10,375
Steven L. Wagner, Ph.D.	2,706	649

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

We grant restricted stock units to our executive officers and have granted a restricted stock unit to one of our consultants. The restricted stock units granted to our executive officers in 2006 will vest on March 31, 2009, provided the Company’s average closing stock price for the six-month period ending March 31, 2009 is at or above a specified amount. At the time the restricted stock unit is granted, the recipient has the option to defer the release of the common stock underlying the restricted stock unit to a future date which is after its vest date. The election to defer the release of the common stock underlying the restricted stock unit also defers the required state and federal income tax withholding requirements until those shares are released. The election to defer the release of the common shares underlying the restricted stock unit is irrevocable. The deferral agreements allow the recipient to receive the vested shares prior to the deferral date only in the event of a change in control or upon termination of employment. None of the shares underlying the restricted stock units vested in 2006.

Potential Payments Upon Termination or Change-in-Control Arrangements

Employment Agreement with Dr. Kurtz

We entered into an employment agreement with Dr. Kurtz on December 14, 2006. Dr. Kurtz’s employment agreement provides for an initial annual base salary of not less than $400,000 and that he will be eligible to earn an annual bonus for 2007 in an amount up to 150% of his target bonus of 40% of his annual base salary, as determined by our Board of Directors.

Pursuant to the terms of Dr. Kurtz’s employment agreement, in the event that Dr. Kurtz’s employment is terminated without cause or, within three months prior to or 12 months after a change in control, Dr. Kurtz resigns for good reason, Dr. Kurtz will be entitled to continue to receive for 18 months following the date of his termination or resignation (a) his base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Dr. Kurtz by us prior to the date of termination or resignation, (ii) the last annual bonus paid to Dr. Kurtz by us prior to the date of termination or resignation, or (iii) if the termination occurs within the first twelve (12) months following October 4, 2006, 40% of his base salary. Any such severance payments would be reduced by the amount of Dr. Kurtz’s earnings from any other employment during the 18—month severance period. Additionally, under those circumstances, the vesting of each of Dr. Kurtz’s equity awards will be treated as if Dr. Kurtz had completed an additional 18 months of service immediately before the date on which his employment is terminated or he resigns. Dr. Kurtz’s execution of a release in favor of the Company is a condition to the receipt of these severance benefits, and he has agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with his employment agreement.

Under the agreement, a change in control is deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations: (i) a person becomes the owner of 50% or more of our voting power; (ii) the composition of our Board of Directors changes over a period of 24 consecutive months or less in a way that results in a majority of our Board of Directors (rounded up to the next whole number) ceasing, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of the period or (B) have been elected or nominated for election as Board members during the period by at least two-thirds of the Board members described in clause (A) who were still in office at the time the election or nomination was approved by the Board; (iii) (A) a merger or consolidation occurs in which we are not the surviving entity, or (B) any reverse merger occurs in which we are not the surviving entity, or (C) any merger involving one of our subsidiaries occurs in which we are a surviving entity, but in each case in which holders of our outstanding voting securities immediately prior to such transaction, as such, do not hold, immediately following such transaction, securities possessing 50% or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (A)) or our outstanding voting securities (in the case of clauses (B) and (C)); or (iv) all or substantially all of our assets are sold of transferred other than in connection with an internal reorganization or our complete liquidation (other than a liquidation of us into a wholly-owned subsidiary).

Employment Agreement with Ms. Graham

We entered into an employment agreement with Ms. Graham on December 14, 2006. Ms. Graham’s employment agreement provides for an initial annual base salary of not less than $260,000 and provides that she will be eligible to earn an annual bonus for 2007 in an amount up to 150% of her target bonus of 30% of her annual base salary, as determined by our Board of Directors.

Pursuant to the terms of Ms. Graham’s employment agreement, in the event that Ms. Graham’s employment is terminated without cause or, within three months prior to or 12 months after a change in control, Ms. Graham resigns for good reason, Ms. Graham will be entitled to continue to receive for nine months following the date of her termination or resignation (a) her base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Ms. Graham by us prior to the date of termination or resignation, (ii) the last annual bonus paid to Ms. Graham by us prior to the date of termination or resignation, or (iii) if the termination occurs within the first 12 months following October 4, 2006, 30% of her base salary, which payments will be without reduction by any amount of Ms. Graham’s earnings from any other employment during the nine—month severance period. Additionally, under those circumstances, the vesting of each of Ms. Graham’s equity awards will be treated as if Ms. Graham had completed an additional 12 months of service immediately before the date on which her employment is terminated or she resigns. Ms. Graham’s execution of a release in favor of the Company is a condition to the receipt of these severance benefits, and she has agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with her employment agreement. The definition of change in control in Ms. Graham’s employment agreement is the same as in Dr. Kurtz’s employment agreement.

Employment Agreement with Mr. Johnson

We entered into an employment agreement with Mr. Johnson on December 14, 2006. Mr. Johnson’s employment agreement provides for an initial annual base salary of not less than $260,000 and provides that he will be eligible to earn an annual bonus for 2007 in an amount up to 150% of his target bonus of 30% of his annual base salary, as determined by our Board of Directors.

Pursuant to the terms of Mr. Johnson’s employment agreement, in the event that Mr. Johnson’s employment is terminated without cause or, within three months prior to or 12 months after a change in control, Mr. Johnson resigns for good reason, Mr. Johnson will be entitled to continue to receive for nine months following the date of his termination or resignation (a) his base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Mr. Johnson by us prior to the date of termination or resignation, (ii) the last annual bonus paid to Mr. Johnson by us prior to the date of termination or resignation, or (iii) if the termination occurs within the first 12 months following October 4, 2006, 30% of his base salary, which payments will be without reduction by any amount of Mr. Johnson’s earnings from any other employment during the nine—month severance period. Additionally, under those circumstances, the vesting of each of Mr. Johnson’s equity awards will be treated as if Mr. Johnson had completed an additional 12 months of service immediately before the date on which his employment is terminated or he resigns. Mr. Johnson’s execution of a release in favor of the Company is a condition to the receipt of these severance benefits, and he has agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with his employment agreement. The definition of change in control in Mr. Johnson’s employment agreement is the same as in Dr. Kurtz’s employment agreement.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 29, 2006 using the closing share price of our common stock as of that day.

	Severance Payments
Name	Salary During Severance Period	Severance Bonus	Cobra Payments During Severance Period	Total Value of Severance Payment	Accrued But Unused PTO	Value of Options Vesting Upon Termination(1)	Total Value of Benefits Due Upon Termination
Neil M. Kurtz, M.D.	$600,000	$240,000	18,160	858,160	$38,509	$138,663	$1,035,332
Evelyn A. Graham	195,000	66,300	15,121	276,421	26,076	118,490	420,987
Craig A. Johnson	195,000	58,500	17,336	270,836	16,167	118,490	405,493

(1)          The Value of Options Vesting Upon Termination is calculated by multiplying the total options vesting upon termination (as outlined in the respective Employment Agreements) by the difference between the exercise price of the option and the closing price of our common stock ($7.38) on December 29, 2006, the last business day of 2006, as reported by Nasdaq.

Employment Agreements, including Change in Control and Severance Provisions, with Certain Former Executive Officers.

We previously entered into employment agreements that contained change in control and severance provisions with our executive officers in place prior to the Merger. Each of Gosse Bruinsma, our former chief executive officer, S. Colin Neill, our former chief financial officer and Paul Feuerman, our former general counsel received change in control payments as well as the acceleration of vesting of outstanding stock options following the closing of the Merger.  The change in control payments and the accelerated vesting of stock options was as set forth in each of their respective employment agreements. The following payments were made and options accelerated upon the closing of the Merger:

Name	Change in Control Payment Amount	Value of Options Vesting Upon Termination(1)
Gosse B. Bruinsma, M.D.	$1,317,376	$915
S. Colin Neill	607,200	423
Paul M. Feuerman	690,000	423

(1)          The Value of Options Vesting Upon Termination is calculated by multiplying the total options vesting upon termination by the difference between the exercise price of the option and the closing price of our common stock ($6.96) on October 3, 2006, the effective date of the Merger, as reported by Nasdaq. Only “in-the-money” options were included in the calculation of the Value of Options Vesting Upon Termination.

Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION FOR FISCAL 2006

Name(1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
William T. Comer, Ph.D.	$16,333		$—		$30,000	(3)	$46,333
Louis G. Cornacchia	54,250		61,637	(4)	—		115,887
Peter Davis, Ph.D.	44,667		2,397	(5)	—		47,064
Jean Deleage, Ph.D.	31,667		—		—		31,667
Steven H. Ferris, Ph.D.	56,250		60,452	(6)	—		116,702
Jason S. Fisherman, M.D.	19,333		—		—		19,333
Marvin S. Hausman, M.D.	5,500		350,165	(7)	170,000	(8)	525,665
Steven B. Ratoff	81,785	(9)	104,374	(10)	—		186,159
Patrick Van Beneden	18,333		—		—		18,333

       (1)   Neil M. Kurtz, M.D., the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director.

       (2)   The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of stock options granted pursuant to the Company’s stock option plans and thus may include amounts from stock options granted in and prior to 2006.

       (3)   Other compensation for Dr. Comer includes payments made under a consulting agreement.

       (4)   Mr. Cornacchia has outstanding options to purchase an aggregate of 27,062 shares as of December 31, 2006. The amount shown in the table reflects compensation expense we recorded for the year ended December 31, 2006 for the following stock option grants:

Grant Date	Total Shares of Common Stock	Exercise Price	Grant Date Fair Value
February 21, 2003	6,250	$6.60	35,380
September 23, 2003	6,250	33.92	188,025
June 16, 2005	6,250	9.76	54,710
August 23, 2006	2,062	6.88	12,481

       (5)   Dr. Davis has outstanding options to purchase an aggregate of 1,624 shares as of December 31, 2006. The amount shown in the table reflects compensation expense we recorded for the year ended December 31, 2006 for a stock option to purchase 6,496 shares of common stock which was granted to Dr. Davis on July 29, 2005 with an exercise price of $1.24 per share and a grant date fair value of $4,794.

       (6)   Dr. Ferris has outstanding options to purchase an aggregate of 25,687 shares as of December 31, 2006. The amount shown in the table reflects compensation expense we recorded for the year ended December 31, 2006 for the following stock option grants:

Grant Date	Total Shares of Common Stock	Exercise Price	Grant Date Fair Value
September 23, 2003	6,250	$33.92	188,025
June 16, 2005	6,250	9.76	54,710
August 23, 2006	2,062	6.88	12,481

       (7)   Dr. Hausman has outstanding options to purchase an aggregate of 117,687 shares as of December 31, 2006. The amount shown in the table reflects compensation expense we recorded for the year ended December 31, 2006 for the following stock option grants:

Grant Date	Total Shares of Common Stock	Exercise Price	Grant Date Fair Value
March 17, 2003	12,500	$9.44	101,200
November 18, 2003	15,625	28.88	549,888
December 7, 2004	25,000	56.24	1,225,240
August 23, 2006	2,062	6.88	12,481

       (8)   Other compensation for Dr. Hausman includes payments made under a consulting agreement. The consulting agreement was in place prior to the Merger and was not renewed upon the close of the Merger.

       (9)   Total Fees Earned for Mr. Ratoff includes an option award granted on February 27, 2006 in lieu of cash payment for his Board of Directors service valued at $75,285.

(10)   Mr. Ratoff has outstanding options to purchase an aggregate of 36,662 shares as of December 31, 2006. The amount shown in the table reflects compensation expense we recorded for the year ended December 31, 2006 for the following stock option grants:

Grant Date	Total Shares of Common Stock	Exercise Price	Grant Date Fair Value
May 5, 2005	6,250	$9.44	52,945
June 16, 2005	6,250	9.76	54,710
August 15, 2005	8,638	9.68	74,891
February 27, 2006	9,375	9.04	75,285
August 23, 2006	6,149	6.88	24,734

The Compensation Committee hired Compensia Inc. in November 2006 to provide recommendations on appropriate levels of compensation for our non-employee directors. Compensia defined a peer group of companies in the biotech industry, with drug development in Phase II and III and with a market cap of under $500 million. The recommendation of Compensia was to target our Board compensation at the 50th percentile of the peer group. The recommendations of Compensia were accepted in full by the Compensation Committee, with one exception, and passed on to our full Board of Directors for consideration. The Compensation Committee (Committee Chair abstaining) felt that the Chair of the Compensation Committee should be paid a retainer of $10,000 per year to reflect the considerable amount of work of the Chair in connection with executive employment agreements, considering equity incentive plans and analyzing the new SEC reporting requirements. In accordance with the recommendation of the Compensation Committee, our Board of Directors approved an amended non-employee director compensation policy under which each non-employee director would receive the following effective as of October 4, 2006:

•       an annual retainer of $20,000 payable on the date of the annual meeting of the Company’s stockholders;

•       an additional annual retainer of $20,000 for the Chairman of our Board of Directors payable on the date of the annual meeting of the Company’s stockholders;

•       an annual $10,000 retainer for service as the Audit Committee chair;

•       an annual $10,000 retainer for service as the Compensation Committee chair;

•       an annual $3,000 retainer for service as the Corporate Governance and Nominating Committee chair;

•       $1,500 per board meeting attended in person or telephonically; and

•       $1,000 per meeting of the Audit Committee,  Compensation Committee or Corporate Governance and Nominating Committee attended in person or telephonically.

All retainers have been paid on a pro rated basis from October 4, 2006 through the date of the 2007 annual meeting of stockholders. Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors.

In addition to the cash compensation set forth above, beginning on the date of the 2007 annual meeting of stockholders each continuing non-employee director will receive an annual stock option grant for 10,000 shares of our common stock which will fully vest on the one year anniversary of the grant date. Each non-employee director who first becomes a director of the Company at any time after October 4,

2006 will receive an initial stock option grant for 20,000 shares which would vest over four years in equal monthly installments. Stock options granted to non-employee directors have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by Nasdaq.

Prior to October 4, 2006, the compensation of our non-employee directors was as follows:

•       an annual retainer of $50,000;

•       an annual $25,000 retainer for service as the Audit Committee chair;

•       an annual $15,000 retainer for service as the Compensation Committee chair; and

•       an annual $15,000 retainer for service as the Corporate Governance and Nominating Committee chair.

Each non-employee director was also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. Individual directors could  elect to receive stock options in lieu of their director or chairman fees. In addition to the cash compensation set forth above, each non-employee director was eligible for stock option grants at the discretion of the Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions policy and Procedures

In 2007 we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TorreyPines Therapeutics, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to TorreyPines Therapeutics, Inc., Craig Johnson, Corporate Secretary, TorreyPines Therapeutics, Inc., 11085 North Torrey Pines Road, Suite 300, La Jolla, CA  92037. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Craig Johnson

Chief Financial Officer and Secretary

April 23, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, TorreyPines Therapeutics, Inc., 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037.

TORREYPINES THERAPEUTICS, INC.

C/O PROXY SERVICES

P.O. BOX 9141

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 22, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TorreyPines Therapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 22, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TorreyPines Therapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TORREYPINES THERAPEUTICS, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR ALL” TO ELECT THE DIRECTORS LISTED IN ITEM 1 AND A VOTE “FOR” UNDER ITEM 2	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. To elect as Directors of TorreyPines Therapeutics, Inc. the nominees listed below.
	0	0	0

01) Peter Davis, Ph.D.	05) Neil M. Kurtz, M.D.
02) Jean Deleage, Ph.D.	06) Steven B. Ratoff
03) Steven H. Ferris, Ph.D.	07) Patrick Van Beneden
04) Jason Fisherman, M.D.

				For	Against	Abstain
Vote on Proposal

2. To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.				0	0	0

3. To conduct any other business properly brought before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TORREYPINES THERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2007

The stockholder(s) hereby appoint(s) Dr. Neil M. Kurtz and Craig Johnson as proxies with the power to appoint a substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TorreyPines Therapeutics, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on May 23, 2007 at the offices of Cooley Godward Kronish, LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE